UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   April 20, 2006

THE BLACK & DECKER CORPORATION
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	1-1553 (Commission File Number)	52-0248090 (IRS Employer Identification No.)

701 East Joppa Road, Towson, Maryland (Address of principal executive offices)	21286 (Zip Code)

Registrant's telephone number, including area code   410-716-3900

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] [ ] [ ] [ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act  (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On April 20, 2006, the Corporation’s Board of Directors approved modifications to the compensation of non-employee directors by amending the Corporation’s Corporate Governance Policies and Procedures Statement, which is filed as Exhibit 10.1 and is incorporated herein by reference. As a result of this increase, non-management directors will receive an annual retainer of $195,000, consisting of shares of common stock with a value of $97,500 under The Black & Decker Non-Employee Directors Stock Plan (the “Directors Stock Plan”) and $97,500 in cash. The chairmen of the Audit Committee and the Compensation Committee will each receive an additional retainer of $20,000 in cash, the chairmen of the Finance Committee and the Corporate Governance Committee will each receive an additional retainer of $10,000 in cash, and each member of the Audit Committee other than the chairman will receive an additional retainer of $10,000 in cash. Directors have the option to receive all or any part of the cash portion of the annual retainer in shares of common stock or to defer all or a portion of their cash and stock fees in the form of “phantom shares.” A director who elects to defer all or any part of the cash portion of the annual retainer in the form of phantom shares will be credited with shares of common stock having a fair market value (as defined in the Directors Stock Plan) equal to 120% of the amount of cash deferred. In connection with the increase in the annual compensation of non-employee directors, the Board increased the stock ownership requirement for non-employee directors to $195,000.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit 10.1	The Black & Decker Corporation Corporate Governance Policies and Procedures Statement, as amended.

THE BLACK & DECKER CORPORATION

S I G N A T U R E S

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE BLACK & DECKER CORPORATION By: /s/ CHRISTINA M. MCMULLEN Christina M. McMullen Vice President and Controller

Date: April 21, 2006